Exhibit 10.3
Execution Version
GOLD LINE ORIGINATION SERVICES AGREEMENT
This Gold Line Origination Services Agreement is made and entered into as of the Effective Date, by and between PHILLIPS 66 CARRIER LLC, a Delaware limited liability company (“Carrier”) and PHILLIPS 66 PIPELINE LLC, a Delaware limited liability company (“Operator”).
WITNESSETH:
WHEREAS, Carrier owns a refined products pipeline system originating outside of the fence line at Operator’s Rocky Station (as hereinafter defined) near the Borger Refinery in Borger, Texas (“Borger Refinery”), and continuing to terminals located in Wichita, Kansas; Kansas City, Kansas; Paola, Kansas; Jefferson City, Missouri; and Cahokia, Illinois (“Gold Line”);
WHEREAS, the facilities and equipment at Rocky Station are used to originate the product on the Gold Line and other pipelines that connect upstream of the fence line at Rocky Station; and
WHEREAS, Carrier has requested that Operator use the facilities and equipment at Rocky Station to originate the transportation transactions for the Gold Line and Operator has agreed to provide this service.
NOW, THEREFORE, for and in consideration of the foregoing, the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Carrier and Operator, Carrier and Operator agree as follows:

ArticleI	Defined Terms

1.01    Defined Terms. The following definitions shall for all purposes, unless clearly indicated to the contrary, apply to the capitalized terms used in this Agreement (as hereinafter defined):

(a)
“Affiliate” means with respect to any Person: (i) any other Person which beneficially owns, directly or indirectly, fifty percent (50%) or more of such Person’s stock or fifty percent (50%) or more of the ownership interest entitled to vote in such Person, or (ii) any other Person as to which fifty percent (50%) or more of the voting stock or fifty percent (50%) or more of the ownership interest entitled to vote therein, is beneficially owned, directly or indirectly, either by such Person or by an Affiliate of such Person as defined in clause (i) above. Other than solely for the purpose of Section 3.01, Carrier and Operator shall not be considered Affiliates of one another.

(b)
“Agreement” means this Gold Line Origination Services Agreement, together with all exhibits attached hereto, as the same may be amended, supplemented or restated from time to time in accordance with the provisions hereof.

(c)
“Bankruptcy” means, with respect to any Person, that: (i) such Person (A) makes a general assignment for the benefit of creditors; (B) files a voluntary bankruptcy petition; (C) becomes the subject of an order for relief or is declared insolvent in any federal or state bankruptcy or insolvency proceedings; (D) files a petition or answer seeking for such Person, a reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any Law; (E) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against such Person in a proceeding of the type described in subclauses (A) through (D) of this clause (i); or (F) seeks, consents to, or acquiesces in the appointment of a trustee, receiver, or liquidator of such Person or of all or any substantial part of such Person’s properties; or (ii) against such Person, a proceeding seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any Law has been commenced, and 120 Days have expired without dismissal thereof or with respect to which, without such Person’s consent or acquiescence, a trustee, receiver, or liquidator of such Person or all or any substantial part of such Person’s properties has been appointed and 90 Days have expired after the date of expiration of a stay, if the appointment has not previously been vacated.

(d)	“Business Day” means any Day except for Saturday, Sunday or a legal holiday in the State of Texas.

(e)	“Carrier” has the meaning set forth in the introductory paragraph.

(f)
“Claim” means any and all judgments, claims, causes of action, demands, lawsuits, suits, proceedings, governmental investigations or audits, losses, assessments, fines, penalties, administrative orders, obligations, costs, expenses, liabilities and damages (whether actual or consequential), including interest, penalties, reasonable attorneys’ fees, disbursements and costs of investigations, deficiencies, levies, duties and imposts.

(g)	“Claim Notice” has the meaning set forth in Section 4.04 hereof.

(h)
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract, or otherwise.

(i)	“Day” means the period of time commencing at 0000 hours on one calendar day and running until, but not including, 0000 hours on the next calendar day, according to Houston, Texas, local time.

(j)	“Effective Date” means March 1, 2014.

(k)	“Force Majeure” has the meaning set forth in Section 6.02.

(l)	“Indemnified Party” or “Indemnified Parties” has the meaning set forth in Section 4.01.

(m)	“Law” means any applicable constitutional provision, statute, act, code, law, regulation ordinance, rule, ordinance, order, decree, ruling, proclamation, resolution, judgment, decision or declaration.

(n)
“Material Default” means: (i) the failure of a Party to pay the other Party any material amount of money payable by that Party, except a failure related to a bona fide business dispute about the amount of such payment or the liability for such payment, not accompanied by a general failure by that Party to pay the amounts it owes under this Agreement, (ii) the general, continuing failure of a Party to perform its material obligations under this Agreement, except when excused by Force Majeure or by some other provision of this Agreement, and except a failure related to a bona fide dispute about any obligation, or (iii) with respect to Carrier, its failure to approve any budgetary expense or capital project involving any pipeline integrity, compliance or regulatory issue that Operator, in its reasonable judgment, deems necessary or required by any Law.

(o)
“Month” means a calendar month commencing at 0000 hours on the first Day thereof and running until, but not including, 0000 hours on the first Day of the following calendar month, according to Houston, Texas, local time.

(p)	“Non-routine Work” has the meaning set forth in Article II.

(q)	“Normal Business Hours” means the period of time commencing at 0800 hours on one Day and running until 1700 hours on the same Day, according to Houston, Texas, local time.

(r)
“Notice” means any notice, request, instruction, correspondence or other communication permitted or required to be given under this Agreement in accordance with Article VII, or received from a Person who is not a Party.

(s)	“Operator” has the meaning set forth in the introductory paragraph.

(t)	“Operational Services Agreement” means that certain Operational Services Agreement dated as of July 26, 2013, as amended from time to time, by and among the Parties and the other parties thereto.

(u)	“Parties” means Carrier and Operator, collectively.

(v)	“Partnership Change of Control” means Phillips 66 Company, a Delaware corporation, ceases to Control the general partner of Phillips 66 Partners LP by virtue of any affiliate of Phillips 66 Company being removed as the general partner of Phillips 66 Partners LP under the terms of the limited partnership agreement of Phillips 66 Partners LP.

(w)	“Party” means Carrier or Operator, individually.

(x)
“Person” means, without limitation, an individual, corporation (including a non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or governmental body, and shall include any successor (by merger or otherwise) of such entity.

(y)	“Pricing Expert” has the meaning set forth in Section 5.07(b).

(z)
“Rocky Station” means that certain pipeline station owned by Operator and located outside of the fence line at the Borger Refinery in Borger, Texas, including all facilities and equipment included therein, as shown on Exhibit A attached hereto.

(aa)
“Year” means a period of three hundred sixty five (365) consecutive Days, commencing on the date hereof, and it shall also include each successive three hundred sixty five (365) Day period; provided, however, that any Year which contains a date of February 29 shall consist of three hundred sixty six (366) Days.

1.02    Terms Generally. The definitions in Section 1.01 shall apply equally to both singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The word “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” All references herein to Articles, Sections and exhibits shall be deemed references to Articles and Sections of, and exhibits to, this Agreement unless the context shall otherwise require. Unless the context shall otherwise require, any reference to any federal, state or local statute, act, code or other Law shall be deemed also to refer to all rules, regulations and directives promulgated thereunder (and to any successor provision).

ArticleII	Responsibilities of Operator

2.01    Routine Services to be Provided by Operator. During the term of this Agreement, and subject to the terms and conditions hereof, Operator agrees to provide, or cause its Affiliates to provide, day-to-day routine or emergency operation, maintenance and repair of the facilities and equipment at Rocky Station and such other services as are necessary to physically originate product scheduled on the Gold Line, including but not limited to the services set forth on Exhibit B attached hereto (“Origination Services”). Certain of the Origination Services, including dehydration, filtration, pig launching, mainline boosting, facility control, barrel staging, sampling, custody transfer measurement and meter proving, will be provided using facilities at Rocky Station dedicated to the Gold Line. Certain other of the Origination Services, including firewall protection and wastewater treatment, will be provided using non-dedicated or shared facilities at Rocky Station.

(a)
In the event the cost of any operation, maintenance, repair or replacement of any facilities and equipment at Rocky Station that are necessary to perform the Origination Services (“Required Facilities”) equals or exceeds $130,000.00, and such operation, maintenance, repair or replacement is not part of the Origination Services (“Non-routine Work”), Operator shall seek prior approval from Carrier before performing any work on such facilities or equipment. To the extent the Non-routine Work is for non-dedicated facilities at Rocky Station, Operator will seek Carrier’s approval of its proportionate share of the costs to be determined based Carrier’s portion of the total volumes originating at the Rocky Station over the prior twelve (12) Months. If Carrier gives its approval of such costs, Operator will undertake such Non-routine Work and the Origination Fee (as hereinafter defined) will be increased, or an alternate mechanism shall be adopted, to allow Operator to recover over time Carrier’s proportionate share of the costs incurred by Operator in undertaking such Non-

routine Work. In the event Carrier does not give its approval for Non-routine Work and Operator reasonably determines that such Non-routine Work is necessary to comply with the requirements set forth herein, then Operator may terminate this Agreement, effective no earlier than 60 Days following delivery of Notice to Carrier.

(b)
In the event of an emergency situation requiring immediate Non-routine Work, Operator shall perform any Non-routine Work necessary to address or resolve the emergency situation. To the extent any such Non-routine Work will involve the expenditure of $130,000.00 or more, Operator shall promptly notify Carrier of the emergency situation requiring such Non-routine Work.

(c)
If new Laws require Operator to make substantial and unanticipated expenditures in connection with the provision of the Origination Services, Carrier will reimburse Operator for Carrier’s proportionate share of the costs incurred by Operator in complying with such Laws or, at Carrier’s option and if the Parties agree, the Origination Fee will be increased or an alternate mechanism will be adopted to allow Operator to recover over time Carrier’s proportionate share of the costs incurred by Operator in complying with such Laws. Carrier’s proportionate share shall be determined based on Carrier’s portion of the total volumes originating at the Rocky Station over the prior twelve (12) Months.

(d)
Operator shall maintain a true and correct set of records pertaining to all activities relating to its performance of the Origination Services and any Non-routine Work hereunder. Operator further agrees to retain all such records for a period of time not less than two (2) Years following the end of the calendar Year in which the applicable Origination Services or Non-routine Work was performed. Carrier, or its authorized representative or representatives, shall have the right during Operator’s Normal Business Hours to audit, copy and inspect, at Carrier’s sole cost and expense, any and all records of Operator relating to its performance of its obligations hereunder (but not any other books and records of Operator). Audits shall not be commenced more than once by Carrier during any calendar Year and shall be completed within a reasonable time frame not to exceed thirty (30) Days. Carrier may request information from Operator’s books and records relating to Operator’s obligations hereunder from time to time and such requests shall not constitute an audit for that calendar Year. Carrier shall have two (2) Years after the end of a calendar Year during which to conduct an audit of Operator’s books and records for such calendar Year, and any Claim arising out of or based in whole or in part on the information produced or obtained by the performance of any such audit must be made, if at all, within such two (2) Year period.

2.02    Manner of Performing/Providing Services. The Origination Services shall be performed and provided in an efficient and prudent manner with the same degree of diligence and care that Operator would exercise in providing similar services with respect to its own operations and in all respects in accordance with all applicable Laws relating to Operator, Carrier and the Gold Line. Operator shall provide the Origination Services in a safe, professional and economical manner and shall advise Carrier in a timely fashion of all matters of significance that could affect the safety or economics relating to the Origination Services so that Carrier can make appropriate decisions with respect thereto.

ArticleIII	Financial Accounting and Billing Practices

3.01    Compensation. As consideration for the Origination Services, Carrier shall pay Operator a fee, initially in the amount of $110,000.00 per Month (as may be adjusted in accordance with the provisions of this Agreement, the “Origination Fee”) no later than the 21st Day of the Month in which the Origination Services are rendered, provided that if such Day is not a Business Day, then Carrier shall pay such amount without interest on the next Business Day. If the Effective Date is any Day other than the first Day of a Month, or if this Agreement is terminated on any Day other than the last Day of a Month (or if the Origination Fee is adjusted pursuant to this Agreement in the middle of any Month), then the Origination Fee for the relevant Month shall be prorated based on the ratio of the number of Days in the relevant partial Month to the number of Days in the relevant full Month. As long as Carrier is an Affiliate of Operator, Carrier and Operator may settle the financial obligations to Operator through Operator’s normal interaffiliate settlement processes.

3.02    Adjustments. As of January 1, 2016, and as of January 1 of each year thereafter while this Agreement is in effect, Operator may adjust the Origination Fee by a percentage equal to the greater of zero and the positive change in the Producer Price Index for Finished Goods (Series ID WPUSOP3000) (the “PPI-FG”), as reported during the Month of October immediately before the effective date of the adjustment, with respect to the 12-Month period ending at the end of the Month of September immediately preceding such publication, provided that if, with respect to any such 12-Month period or periods, the PPI-FG has decreased, Operator may subsequently increase the Origination Fee only to the extent that the percentage change in the PPI-FG since the most recent previous increase in such fees is greater than the aggregate amount of the cumulative decreases in the PPI-FG during the intervening period or periods.

3.03     Origination Fee Reopener. No more frequently than once with respect to the Initial Term or any individual Renewal Term, as applicable, either Carrier or Operator may, upon delivery of Notice to the other Party, initiate negotiations between the Parties for the purpose of revising the Origination Fee; provided, however, that such Notice may not be delivered (a) in the case of the Initial Term, prior to the fifth anniversary of the Effective Date and (b) in the case of any Renewal Term, prior to the date that is 90 Days prior to the commencement of such Renewal Term. Immediately upon receipt of such Notice, Carrier and Operator will negotiate in good faith to revise the Origination Fee. Unless the Parties agree otherwise, if the negotiation is not concluded within 120 Days following receipt of such Notice, Carrier and Operator will be deemed to be unable to agree upon a revised Origination Fee for purposes of Section 5.07 and the Origination Fee then in effect shall not be revised pursuant to this Section 3.03. However, if Carrier does not negotiate in good faith, or if Carrier requires changes to the Origination Fee that are not commercially reasonable, then Carrier’s Purchase Option as described in Section 5.07 shall be forfeited.

ArticleIV	Liability Standard and Indemnification

4.01    Liability Standard. Notwithstanding anything herein to the contrary, Operator shall only be liable to Carrier for gross negligence or willful or wanton misconduct in the performance of its obligations hereunder, AND NEITHER OPERATOR NOR SUCH OF ITS AFFILIATES OR AGENTS AS IT SHALL APPOINT TO PERFORM DUTIES HEREUNDER OR THEIR RESPECTIVE DIRECTORS, STOCKHOLDERS, OFFICERS, MEMBERS, PARTNERS, EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES, SUCCESSORS, TRANSFEREES AND ASSIGNEES (EACH AN “INDEMNIFIED PARTY” AND COLLECTIVELY, “INDEMNIFIED PARTIES”) SHALL BE LIABLE TO CARRIER OR PERSONS WHO HAVE ACQUIRED INTERESTS IN CARRIER, WHETHER AS PARTNERS, ASSIGNEES OR OTHERWISE, FOR ERRORS IN JUDGMENT OR FOR ANY ACTS OR OMISSIONS THAT DO NOT CONSTITUTE GROSS NEGLIGENCE OR WILLFUL OR WANTON MISCONDUCT, IT BEING THE INTENTION OF THE PARTIES THAT THE INDEMNIFIED PARTIES SHALL NOT BE LIABLE FOR THEIR OWN NEGLIGENCE (OTHER THAN GROSS NEGLIGENCE OR WILLFUL OR WANTON MISCONDUCT) (SOLE, PARTIAL OR CONCURRENT).

4.02    Indemnification. FROM AND AFTER THE DATE OF THIS AGREEMENT, CARRIER SHALL INDEMNIFY AND HOLD HARMLESS THE INDEMNIFIED PARTIES FROM, AGAINST AND IN RESPECT OF ANY AND ALL CLAIMS ASSERTED BY OR ON BEHALF OF ANY PERSON OTHER THAN CARRIER ARISING FROM, RELATING TO, OR ASSOCIATED WITH THE PERFORMANCE OR PROVISION OR FAILURE TO PERFORM OR PROVIDE BY OPERATOR

ANY OF THE ORIGINATION SERVICES OR THE FAILURE BY CARRIER TO PERFORM ANY OF ITS OBLIGATIONS UNDER THIS AGREEMENT IN EACH CASE REGARDLESS OF WHETHER ANY SUCH CLAIM RESULTS FROM THE NEGLIGENCE (SOLE, PARTIAL OR CONCURRENT) OF OPERATOR OR ANY OF THE INDEMNIFIED PARTIES; PROVIDED, HOWEVER, THAT SUCH INDEMNIFICATION SHALL NOT EXTEND TO ANY AMOUNT OF DAMAGES THAT ARE DETERMINED TO BE ATTRIBUTABLE TO THE GROSS NEGLIGENCE OR WILLFUL OR WANTON MISCONDUCT OF THE INDEMNIFIED PARTY.

4.03    Consequential Damages. Notwithstanding anything herein to the contrary, neither Party shall be liable to the other Party for special, indirect or consequential damages resulting from or arising out of this Agreement, including loss of profits or business interruptions, however they may be caused.

4.04    Notice of Claims. Promptly after any Indemnified Party becomes aware of facts giving rise to a Claim by it for indemnification pursuant to this Article IV, such Indemnified Party shall provide Notice to Carrier (a “Claim Notice”) outlining such Claim and a copy of all papers served with respect thereto (if any). For purposes of this Section, receipt by an Indemnified Party of Notice of any Claim by or from any Person other than a Party to this Agreement which gives rise to a Claim on behalf of such Indemnified Party shall require prompt Notice from the Indemnified Party to Carrier of the receipt of such Notice as provided in the first sentence of this Section 4.04; provided, however, that the failure of any Indemnified Party to give timely Notice shall not affect its rights to indemnification hereunder except to the extent that Carrier is materially prejudiced thereby. Each Claim Notice shall set forth all information regarding the Claim as the Indemnified Party shall then have and shall contain a statement to the extent that the Indemnified Party giving the Notice is making a Claim pursuant to a formal demand for indemnification under this Article IV.

ArticleV	Term and Termination

5.01    Term. Unless terminated in accordance with Section 2.01(a), Section 5.02, Section 5.03 or Section 5.05, this Agreement shall have a primary term commencing on the Effective Date and continuing for ten (10) years (the “Initial Term”). At the end of the Initial Term, this Agreement shall automatically extend for successive five-year renewal terms (each a “Renewal Term”) unless terminated by Operator or Carrier upon Notice from the terminating Party to the other Party no less than one hundred and eighty (180) Days prior to the end of the expiration of the Initial Term or any Renewal Term, as applicable. The Initial Term, together with any Renewal Term, shall be referred to in this Agreement as the “Term.”

5.02    Termination Following a Force Majeure Event.
If a Force Majeure event prevents either Carrier or Operator from performing its respective obligations under this Agreement for a period of more than twelve (12) consecutive Months, this Agreement may be terminated by either Party at any time after the expiration of such 12-Month period upon at least thirty (30) Days’ Notice to the other Party.

5.03    Special Termination by Operator.
If refinery operations at the Borger Refinery are suspended for a period of at least 12 consecutive Months, then after a public announcement of such suspension is made, Operator may provide Notice to Carrier of its intent to terminate this Agreement and this Agreement will be so terminated twelve (12) Months following the date such Notice is received by Carrier. In the event, prior to the expiration of such 12-month period, a public announcement is made that operations will be resumed at the Borger Refinery, then such Notice shall be deemed revoked and this Agreement shall continue in full force and effect as if such Notice had never been delivered.

5.04    Termination by Carrier. Carrier shall have the right to terminate this Agreement immediately upon the occurrence of any of the following events: (i) upon the Bankruptcy of Operator; or (ii) upon a finding by Carrier that Operator (A) has been grossly negligent or engaged in willful or wanton misconduct in the performance of its obligations hereunder and that such gross negligence or willful or wanton misconduct has had a material adverse effect on the Gold Line or Carrier’s business as it relates to the Gold Line, or (B) has engaged in a continued or regular pattern of gross negligence or willful or wanton misconduct that Carrier reasonably determines to pose a risk of resulting in a material adverse effect on the Gold Line or Carrier’s business as it relates to the Gold Line; provided that Carrier shall deliver to Operator Notice of any such affirmative finding, which shall include a reasonably detailed description of the basis therefor.

5.05    Right of Termination by Either Party. Any Party may terminate this Agreement at any time upon sixty (60) Days prior Notice to the other Party if:

(a)	the other Party is in Material Default of any of its obligations under this Agreement; and

(b)	the non-defaulting Party gives Notice of such Material Default to the defaulting Party, which Notice shall set forth in reasonable detail the facts and circumstances of such Material Default; and

(c)
the defaulting Party fails to cure the Material Default within thirty (30) Days, or, for a Material Default not reasonably susceptible to cure within that period, to undertake to cure such Material Default and thereafter to diligently continue such efforts until the Material Default is cured.

5.06    Effect of Termination. The termination of this Agreement shall not relieve either Party of its obligations to pay amounts of money due hereunder which accrued prior to such termination. Upon termination, Operator shall promptly make available to Carrier its books and records relating to the Origination Services.

5.07    Purchase Option.

(a)
In the event (i) Operator intends to transfer any ownership interests in Rocky Station to a non-Affiliate, (ii) Carrier and Operator are unable to agree upon a revised Origination Fee as provided in accordance with Section 3.02, or (iii) Operator elects not to renew this Agreement in accordance with Section 5.01, then Carrier shall have the option to purchase (“Purchase Option”) a fifty percent (50%) undivided interest in Rocky Station based on the then-current market price of Rocky Station. In the event of clause (i) above, Operator must provide Notice to Carrier no later than sixty (60) Days prior to the effective date of the intended transfer. If Carrier elects to exercise its Purchase Option, Carrier must notify Operator within forty-five (45) Days of (i) Carrier’s receipt of Notice of the intended transfer, (ii) the date the Parties are deemed to be unable to agree upon the Origination Fee pursuant to Section 3.02 or (iii) Operator’s election not to renew this Agreement in accordance with Section 5.01.

(b)
If Carrier and Operator fail to agree upon the current market price of Rocky Station within 30 Days of Operator’s receipt of Carrier’s Notice that it will exercise the Purchase Option, the Parties shall engage a Pricing Expert to serve as an expert and resolve the matter (the “Purchase Option Price Determination”). The Pricing Expert shall be engaged within fifteen (15) Days from the date either Party delivers Notice to the other Party of its election to invoke the Purchase Option Price Determination as set forth in this Section 5.08(b). The “Pricing Expert” shall be a Person with at least fifteen (15) years’ experience in the refined products supply and trading business who is knowledgeable about the provision of the Origination Services. Selection of the Pricing Expert shall be by mutual agreement of the Parties.

(c)
Within fifteen (15) Days of the engagement of the Pricing Expert, each of Carrier and Operator shall submit to the Pricing Expert its proposed current market price of Rocky Station, together with any documentation reasonably relevant to such matter (“Pricing Submission”). The Pricing Expert may pose, and shall consider each of the responses to, one set of written questions to each Party, to which such Party shall respond within ten (10) Days of receipt. Each of the Parties shall instruct the Pricing Expert to render a determination of whether the price proposed by Carrier or Operator most nearly reflects the current market price of Rocky Station based upon actual and anticipated market conditions for the time period in consideration within twenty (20) Days of the Pricing Expert’s receipt of both Parties’ Pricing Submissions, regardless of whether the Pricing Expert has posed or the Parties have responded to written questions. For the avoidance of doubt, the Pricing Expert may select either the price proposed by Carrier or Operator, but no other price.

(d)	The price determined by the Pricing Expert shall be final and binding on the Parties except to the extent based on fraud or clear deviation from the requirements of this Agreement.

(e)
The costs of any Purchase Option Price Determination (excluding the cost of each Party’s and its respective advisors’ own preparation for and participation in a Purchase Option Price Determination) shall be shared equally by Carrier and Operator.

ArticleVI	Force Majeure

6.01    Force Majeure. If, because of an event of Force Majeure, either Party is rendered unable, wholly or in part, to carry out its obligations under this Agreement, other than the obligation to make money payments when due, and if such Party gives Notice and reasonably full particulars of such Force Majeure in writing to the other Party within a reasonable time after the occurrence of the cause relied upon, the Party giving such Notice, so far and to the extent that it is affected by such Force Majeure, shall not be liable in damages due to such Party’s failure to carry out its obligations under this Agreement; provided, however, that the cause of the event of Force Majeure shall be remedied with all reasonable dispatch.

6.02    Meaning of “Force Majeure”. As used herein, the term “Force Majeure” shall mean acts of God; strikes, lockouts or other industrial disturbances; acts of a public enemy, wars, blockades, insurrections, riots, epidemics, landslides, lightning, earthquakes, fires, storms, crevasses, subsidences, floods, washouts; arrests and restraints of the government, necessity for compliance with any court order, Law promulgated by any governmental authority having jurisdiction, either federal or state, civil or military; civil disturbances; shutdowns for purposes of necessary repairs; relocation or construction of facilities; breakage or accident to machinery or lines of pipe; the necessity for testing (as required by governmental authority or as deemed necessary by the testing Party for the safe operation thereof), the necessity of making repairs or alterations to machinery or lines of pipe; failure of surface equipment or pipelines; accidents, breakdowns, inability of either Party to obtain necessary material, supplies, permits or labor to perform or comply with any obligation or condition under this Agreement, or rights of way; and any other causes, whether of the kind herein enumerated or otherwise, which are not reasonably in the control of the Party claiming suspension.

6.03    Strikes or Lockouts. It is understood and agreed that the settlement of strikes or lockouts shall be entirely within the discretion of the Party having the difficulty and that the requirement in Section 6.01 that any event of Force Majeure shall be remedied with all reasonable dispatch shall not require the settlement of strikes or lockouts by acceding to the demands of an opposing party when such course is inadvisable in the discretion of the Party having the difficulty.

6.04    Performance by Carrier or Third Parties. If, because of an event of Force Majeure, Operator is unable to perform any part of the Origination Services, Carrier may perform such Origination Services itself or arrange for such Origination Services to be performed by a third party, but only for the duration of such event of Force Majeure.

ArticleVII	Notices

7.01    Notices. Unless otherwise specifically provided herein, all Notices between the Parties given under or in relation to this Agreement shall be made in writing and shall be deemed to have been properly given if: (i) personally delivered; (ii) delivered and confirmed by telecopier or like transmission service; (iii) delivered by a reputable overnight courier delivery service; or (iv) sent by certified United States mail (postage prepaid, return receipt requested), addressed as follows:

If to Carrier:	Phillips 66 Carrier LLC
3010 Briarpark Drive
Houston, TX 77042
Attn: President
Copy to General Counsel

If to Operator:	Phillips 66 Pipeline LLC
3010 Briarpark Drive
Houston, TX 77042
Attn: President

7.02    Effective Date. Any Notice given in the manner set forth in Section 7.01 shall be effective upon actual receipt if received during the recipient’s Normal Business Hours or at the beginning of the recipient’s next Business Day if not received during the recipient’s Normal Business Hours.

7.03    Change of Address Notice. Either Party may change its Notice address by giving notice to the other Party in the manner set forth in Section 7.01; provided, however, that no change of address Notice shall be effective until actually received by the other Party.

ArticleVIII	Applicable Law

8.01    Applicable Law. Regardless of the place of contracting, the place of performance or otherwise, this Agreement and all amendments, modifications, alterations or supplements to it, shall be governed and interpreted in accordance with the laws of the state of Texas, without regard to the principles of conflicts of law or any other principle that might apply the Law of another jurisdiction.

ArticleIX	Confidentiality

9.01    Confidentiality. During the term of this Agreement, each Party acknowledges that it will receive confidential business and technical information from or regarding the other Party. All information disclosed between the Parties will be deemed confidential, unless expressly designated otherwise at the time of disclosure. The receiving Party agrees not to disclose to any third Person, except as permitted herein, any confidential information it receives from the disclosing Party. The receiving Party agrees that it will not use the confidential information for any purpose other than the performance of this Agreement. The receiving Party may disclose confidential information: (i) when compelled by Law (but the receiving Party must notify the disclosing Party promptly of any request for such information before disclosing it, if practicable); and (ii) only to those employees, advisers, consultants, or representatives of the receiving Party who have a need to know (provided that such Persons are obligated to the receiving Party in a manner consistent with the terms of this Section). This Section 9.01 will be inoperative as to particular portion of the confidential information if such information (i) is or lawfully becomes available to the public through no fault of the receiving Party; (ii) was available to the receiving Party on a non-confidential bas is prior to its disclosure to the receiving Party by the disclosing Party; (iii) becomes available to the receiving Party on a non-confidential basis from a source other than the disclosing Party when such source is entitled, to the best of the receiving Party’s knowledge, to make the disclosure to the receiving Party; or (iv) independently developed by or for the receiving Party by Persons who have not had access to the disclosing Party’s confidential information.

ArticleX	Disputes Between the Parties

10.1    Dispute Resolution. Any dispute between the Parties in connection with this Agreement shall be resolved by arbitration in accordance with the procedures set forth in Exhibit C attached hereto; provided, however, that either Party may seek a restraining order, temporary injunction, or other provisional relief in any court with jurisdiction over the subject matter of the dispute and sitting in Houston, Texas, if such Party in its sole judgment believes that such action is necessary to avoid irreparable injury or to preserve the status quo ante.

ArticleXI	Miscellaneous

11.1    Assignability. Neither Party may assign its rights under this Agreement without the prior written consent of the other Party (which consent shall not be unreasonably delayed or withheld). However, either Party may assign this Agreement to any of its Affiliates by providing Notice to the other Party. Except as provided for herein, nothing in this Agreement is intended to confer any rights, benefits or obligations upon any Person other than the Parties and their respective successors and assigns.

11.2    Partnership Change in Control. Upon the occurrence of a Partnership Change in Control, Carrier shall provide Operator with Notice of such Partnership Change in Control at least 60 Days prior to the effective date thereof. At any time after six (6) months following receipt of such Notice, Operator may elect to terminate this Agreement, effective no earlier than the effective date of such Partnership Change in Control.

11.3    Compliance with Laws. This Agreement is in all respects subject to all Laws. The Parties shall at all times comply with all of these Laws as are applicable to their performance of this Agreement. If applicable, the Parties shall comply with the provisions of Executive Order 11246 (Equal Employment Opportunity), as amended, together with all rules, regulations and relevant orders of the United States Department of Labor. Notwithstanding the provisions of any other Section of this Agreement, Carrier shall have no liability hereunder for any fines, penalties, or other assessments by regulatory agencies if and to the extent such fines, penalties, or other assessments result from Operator’s sole negligence in performing its obligations hereunder.

11.4    Severability. If any provision of this Agreement or the application thereof shall be found by any arbitral panel or court of competent jurisdiction to be invalid, illegal or unenforceable, to any extent and for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the Parties. In any event, the remainder of this Agreement and the application of such remainder shall not be affected thereby and shall be enforced to the greatest extent permitted by Law.

11.5    Non-Waiver. The failure of either Party to enforce any provision, condition, covenant or requirement of this Agreement at any time shall not be construed to be a waiver of such provision, condition, covenant or requirement unless so notified by such Party in writing. No waiver by either Party of any default by the other Party in the performance of any provision, condition, covenant or requirement contained in this Agreement shall be deemed to be a waiver of, or in any manner release such other Party from performance of any other provision, condition, covenant or requirement herein contained, nor be deemed to be a waiver of the same provision, condition, covenant or requirement.

11.6    Entire Agreement. This Agreement, together with all exhibits attached hereto, constitutes the entire Agreement between the Parties relating to the subject matter hereof and it supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, between the Parties relating to the subject matter hereof, and there are no warranties, representations or other agreements between the Parties in connection with the subject matter hereof except as specifically set forth in, or contemplated by, this Agreement.

11.7    Amendments. This Agreement shall not be modified or amended, in whole or in part, except by a written amendment signed by the Parties.

11.8    Survival. Any indemnification granted hereunder by one Party to another Party shall survive the termination of all or any part of this Agreement.

11.9    Counterparts; Multiple Originals. This Agreement may be executed in any number of counterparts, all of which together shall constitute one agreement binding on the Parties. Each of the Parties may sign any number of copies of this Agreement. Each signed copy shall be deemed to be an original, but all of them together shall represent one and the same agreement.

11.10    Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring a Party by virtue of the authorship of any of the provisions of this Agreement.

11.11    Article Headings. The Article Headings used in this Agreement have been inserted only for convenience to facilitate reference and they shall not be determinative in construing the meaning, interpretation or application of any Article or provision hereof.

11.12    Exhibits. The exhibits referred to herein are attached hereto and by this reference are incorporated herein and made a part hereof. In the event there is any conflict between this Agreement and an exhibit, the provisions of this Agreement shall be deemed controlling.

11.13    Operation Services Agreement. The provisions of Section 2.06 (Claims), Article IV (Safety) and Section 5.01 (General Principles Regarding Relationship of the Parties) of the Operational Services Agreement (whether or not such agreement is in effect, terminated, suspended or expired) are incorporated by reference into this Agreement, mutatis mutandis.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their duly authorized officers as of the Effective Date.

PHILLIPS 66 PIPELINE LLC
By:	/s/ C.L. Brooks
C.L. Brooks
Vice President

PHILLIPS 66 CARRIER LLC
By:	Phillips 66 Partners Holdings LLC, Sole Member of Phillips 66 Carrier LLC
By:	Phillips 66 Partners LP, Sole Member of Phillips 66 Partners Holdings LLC
By:	Phillips 66 Partners GP, LLC, General Partner of Phillips 66 Partners LP
By:	/s/ J.T. Liberti
J.T. Liberti
Vice President and Chief Operating Officer

Exhibit A
Rocky Station

RE052758/000
Phillips Pipe Line Company
Borger - Rocky Station
HUTCHINSON

Exhibit B
Origination Services

(a)	Day-to-day routine and emergency supervision, administrative liaison and related services required in connection with the maintenance and repair of Rocky Station.

(b)	Provision of communications, inspection, surveillance, flow control, corrosion control, and monitoring.

(c)	Maintenance and repair of Rocky Station within such maintenance/repair parameters and specifications as may be in accordance with sound engineering and maintenance practices and applicable Laws.

(d)
Implementation of a preventative maintenance program for Rocky Station, including, without limitation, periodic testing, adjustment and maintenance of Rocky Station, in accordance with prudent maintenance practices and applicable Laws.

(e)
Preparation and retention of appropriate records and logs as required by applicable Laws and that a prudent provider of maintenance services would maintain regarding Rocky Station, which records and logs shall be made available to Carrier upon request.

(f)	Reconstruction, reconditioning, overhaul or replacement of Rocky Station.

(g)
Establishment of safety, health, environmental, training, emergency response, spill response and other programs in connection with the maintenance and repair of Rocky Station, as may be required by prudent maintenance practices or under applicable Laws.

(h)	Providing technical services for purposes of trouble-shooting problems, improving performance, upgrading Rocky Station, repairing Rocky Station or meeting regulatory or safety requirements.

(i)
Maintaining compliance with all applicable federal, state and local environmental, health and safety Laws; in addition, conducting all environmental investigation and remediation activities, as required by federal, state and local environmental Laws and/or prudent business practices.

(j)	Facilitate the acquisition of all materials (including spare parts inventories), equipment, services, supplies and labor necessary for the maintenance and repair of Rocky Station.

(k)	Perform all planning, design and engineering functions related to the maintenance and repair of Rocky Station; selecting contractors and material suppliers for such activities.

(l)	Advise Carrier of major plans or significant changes in the maintenance or repair of Rocky Station.

(m)
Close valves in connection with a response to any emergency affecting Rocky Station. The valves shall remain closed until such time that it is determined safe by Carrier (in consultation with Operator) to resume operation. For normal scheduled maintenance, Operator will provide Carrier with sufficient advance Notice for Company’s planning purposes.

(n)	Such other maintenance, repair and related services on Rocky Station as Carrier may request from time to time.

(o)
The Services to be performed by Operator hereunder shall include, but shall not be limited to, repairs, aerial patrols, gas leakage surveys, pipeline pigging operations, cathodic protection work as required by all governmental regulatory agencies, tank cleaning, tank repair and truck rack maintenance. Operator will maintain suitable meter station, valve inspection and meter proving maintenance programs. Any operating or maintenance deficiencies so discovered at Rocky Station, or any appurtenances thereto, will be corrected by Operator. Operator will provide inspectors for monitoring work performed by others in the vicinity of Rocky Station.

(p)	Day-to-day routine and emergency supervision of the operation of Rocky Station.

(q)	Operation of the pump stations and other facilities within such operating parameters and specifications as may be in accordance with sound engineering and operating practices and applicable Laws.

(r)
Preparation and retention of appropriate records and logs as required by applicable Laws and that a prudent provider of operating services would maintain regarding Rocky Station, which records and logs shall be made available to Carrier upon request.

(s)
Operator shall perform monitoring and control services (SCADA) for Rocky Station. Operator shall be responsible for the maintenance of the Pipeline meter station equipment required for performance of monitoring and control services, product analysis, and custody transfer measurements in accordance with Carrier requirements and/or generally accepted industry practices.

(t)
Operator shall conduct the actual operations and maintenance of Rocky Station in accordance with the directions for product and feedstock movements given by Carrier, and shall employ such of its own or outside personnel as may be necessary to perform this operation and maintenance.

(u)
Determine net volume received and delivered by utilizing measurement facilities comprised of components of standard make, installed, operated and maintained in accordance with the latest edition of the American Petroleum Institute Manual of Petroleum Measurement Standards and standard industry practices, and reconcile book inventory with actual inventory.

(v)
Operator shall include the operation of Rocky Station including calibration of measurement and product analysis equipment, operation of booster pumps, providing custody measurement as required by Carrier and the coordination of product and feedstock movements as directed by Carrier. Operator will provide sufficient on-the-job and outside training to its employees and contractors operating and maintaining the Pipelines and Terminals for the operation thereof in a safe and efficient manner in accordance with applicable Operator and governmental rules and regulations and Laws. Operator shall prepare, file and renew, as applicable, all operating licenses and/or permits as directed by Carrier. Operator shall also be responsible for arranging for payment of any fees in regard to operation of Rocky Station.

(w)	Such other operating services as Carrier may request from time to time.

Exhibit C
Arbitration Procedure
Either Party may initiate dispute resolution procedures by sending a Notice to the other Party specifically stating the complaining Party’s Claim and by initiating binding arbitration in accordance with the Center for Public Resources Rules for Non-Administered Arbitration of Business Disputes, by three arbitrators who shall be neutral, independent, and generally knowledgeable about the type of transaction which gave rise to the dispute. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. §§ 1-16, provided that the arbitrators shall include in their report/award a list of findings, with supporting evidentiary references, upon which they have relied in making their decision. Judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction thereof. The place of arbitration shall be Houston, Texas.
Notwithstanding anything herein and regardless of any procedures or rules of the Center for Public Resources, it is expressly agreed that the following shall apply and control over any other provision in this Agreement:

(a)
All offers, conduct, views, opinions and statements made in the course of negotiation or mediation by any of the Parties, their employees, agents, experts, attorneys and representatives, and by any mediator, are confidential, made for compromise and settlement, protected from disclosure under Federal and State Rules of Evidence and Procedure, and inadmissible and not discoverable for any purpose, including impeachment, in litigation or legal proceedings between the Parties, and shall not be disclosed to any Person who is not an agent, employee, expert or representative of the Parties, provided that evidence otherwise discoverable or admissible is not excluded from discovery or admission as a result of presentation or use in mediation.

(b)
Except to the extent that the Parties may agree upon selection of one or more arbitrators, the Center for Public Resources shall select arbitrators from a panel reviewed by the Parties. The Parties shall be entitled to exercise peremptory strikes against one-third of the panel and may challenge other candidates for lack of neutrality or lack of qualifications. Challenges shall be resolved in accordance with Center for Public Resource rules.

(c)
The Parties shall have at least twenty (20) Days following the close of hearing within which to submit a brief (not to exceed eighteen (18) pages in length) and ten Days from date of receipt of the opponent’s brief within which to respond thereto.

(d)	The Parties expressly agree that the arbitrators shall not award punitive damages, consequential damages, or attorneys’ fees (except attorneys’ fees specifically authorized by the Agreement).

(e)	The fees and expenses of any mediator or arbitrator shall be shared equally by the Parties.

(f)	The Parties may, by written agreement (signed by both Parties), alter any time deadline or location(s) for meetings.
Time is of the essence for purposes of the provisions of this Exhibit.